Exhibit 3.1

MEDICINOVA, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF THE SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and Article IV of the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”):

I, Yuichi Iwaki, M.D., Ph.D., Chief Executive Officer of MediciNova, Inc. (the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by Article IV of the Certificate of Incorporation, the Board on September 12, 2011 adopted the following resolution creating a series of 220,000 shares of Preferred Stock designated as “Series B Convertible Preferred Stock”:

“RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation, a series of preferred stock of the Corporation (“Preferred Stock”) be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof are as follows:

A. 220,000 of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”).

B. The Series B Preferred shall rank pari passu (on an as-if-converted-to-Common-Stock basis) with the common stock of the Corporation (“Common Stock”) in right of liquidation, as set forth more fully Section 3 hereof.

C. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1. DIVIDEND RIGHTS.

a. In the event dividends are paid on any share of Common Stock, the Corporation shall pay a dividend on all outstanding shares of Series B Preferred in a per share amount equal (on an as-if-converted-to-Common-Stock-basis) to the amount paid or set aside for each share of Common Stock.

b. The provisions of Section 1(a) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable.

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2. VOTING RIGHTS.

a. Except as specifically required by the DGCL or in Section 2(b) below, the holders of Series B Preferred shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation or to express consent or dissent to any corporate action taken without a meeting and the Series B Preferred shall not be included in determining the number of shares voting or consenting or entitled to vote or consent on such matters except to the extent required by the DGCL.

b. The consent of the holders of a majority of the outstanding shares of Series B Preferred shall be required for any action by the Corporation which: (a) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges equal or senior to the Series B Preferred either as to dividends or to distributions upon a Liquidation Event (excluding the Series A Participating Preferred Stock of the Corporation (the “Series A Preferred”)); or (b) amends, alters or repeals (by merger, consolidation or otherwise) any provisions of the Certificate of Incorporation (or any provision thereof), including any filing of a certificate of designation, so as to materially adversely affect to the holders of the outstanding shares of Series B Preferred in a manner that is different from the effect of such Corporation action on the other classes and series of outstanding capital stock of the Corporation.

3. LIQUIDATION RIGHTS.

Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after the payment of the full liquidation preference of the Series A Preferred set forth in Section 6(a) of the Certificate of Designation of Series A Participating Preferred Stock, and subject to the rights of any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed ratably solely among the holders of Common Stock and the holders of the Series B Preferred based on the number of shares of Common Stock held by each such holder or issuable upon conversion of the Series B Preferred held by each such holder.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

a. In the event that the Corporation is a party to an Acquisition or Asset Transfer (as each such term is defined in Section 4(b) hereof), then each holder of Series B Preferred shall be entitled to receive, for each share of Series B Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above. Any such amount payable to the holders of Series B Preferred shall be paid pari passu (on an as-if-converted-to-Common-Stock basis) with any payments to the holders of Common Stock.

b. For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any transaction or series of related transactions with one or more non-affiliates of the Corporation, pursuant to which such party or parties acquire capital stock of the Corporation or the surviving entity possessing the voting power to elect a majority of the board of directors of the Corporation or the surviving entity (whether by merger, consolidation, sale or transfer of the Corporation’s capital stock or otherwise); provided that an Acquisition shall not include any

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transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean any transaction or series of related transactions that results in a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation determined on a consolidated basis.

c. In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5. CONVERSION RIGHTS.

The holders of the Series B Preferred shall have the following rights and restrictions with respect to the conversion of the Series B Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series B Preferred Conversion Rate then in effect (determined as provided in Section 5(b)) by the number of shares of Series B Preferred being converted.

b. Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price (as defined below) of the Series B Preferred by the Series B Preferred Conversion Price, calculated as provided in Section 5(c). The “Original Issue Price” of the Series B Preferred shall be $25.00 per share (as adjusted for any stock splits, dividends and the like with respect to such shares after the filing date hereof).

c. Series B Preferred Conversion Price. The conversion price for the Series B Preferred shall initially be $2.50 per share (the “Series B Preferred Conversion Price”). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

d. Mechanics of Conversion. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of

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Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series B Preferred is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock, the Series B Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series B Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series B Preferred Conversion Price shall be adjusted by multiplying the Series B Preferred Conversion Price then in effect by a fraction equal to:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series B Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

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g. Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series B Preferred shall then have the right to convert Series B Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

h. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series B Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred, if the Series B Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred so requesting at the holder’s address as shown in the Corporation’s books. Failure to request or provide such notice shall have no effect on any such adjustment.

i. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, distribution or other right, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series B Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property

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deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. and (D) in the case of an Acquisition or Asset Transfer, a notice signed by an officer of the Corporation setting forth the consideration to be received by the holder from the purchaser or to be distributed to the holder by the Corporation, as applicable, on a per share basis (i) without conversion of the Series B Preferred into Common Stock and (ii) assuming conversion of all Series A Preferred and Series B Preferred into Common Stock.

j. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

k. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

l. Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

m. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.

6. REDEMPTION RIGHTS. The shares of Series B Preferred shall not be redeemable.

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IN WITNESS WHEREOF, MediciNova, Inc. has caused this Certificate of Designation, Preferences and Rights of the Terms of the Series B Convertible Preferred Stock to be executed by its Chief Executive Officer this 26th day of September, 2011.

/s/ Yuichi Iwaki, M.D., Ph.D
Yuichi Iwaki, M.D., Ph.D., Chief Executive Officer

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